Exhibit 23.2

                    Consent of KPMG LLP, Independent Auditors

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 30, 1999, relating to the consolidated balance sheet of SoftNet Systems, Inc. and Subsidiaries as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended, and the related schedule, which report appears in the September 30, 1999 annual report on Form 10-K of SoftNet Systems, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Francisco,  California
June 8, 2000